EXHIBIT 99.1

NEWS RELEASE

THE DRESS BARN, INC. REPORTS STRONG JANUARY AND SECOND
 QUARTER SALES RESULTS

-- January Comparable Store Sales Increase 16% --

SUFFERN, NY - FEBRUARY 2, 2006 - The Dress Barn, Inc. (NASDAQ - DBRN), a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands, today reported January and second quarter sales results.

Total sales for the four-week fiscal period ended January 28, 2006 increased 19% to $64.5 million compared to $54.1 million reported for the comparable four-weeks ended January 29, 2005. Comparable store sales increased 16% for the month of January.

Total sales for the fiscal second quarter ended January 28, 2006 increased 55% to $311.0 million compared to $200.1 million reported for the comparable fiscal period ended January 29, 2005. This year’s quarterly sales results include maurices, which was acquired in January 2005. Comparable store sales increased 10% for the fiscal second quarter.

Comparable store sales by brand for the fiscal periods ended January 28, 2006 were as follows:

---- Comparable Store Sales ----
- Fiscal -
	January	Second Quarter
dressbarn	+21%	+10%
maurices	+10%	+10%
Total Comparable Store Sales	+16%	+10%

ABOUT THE DRESS BARN, INC.

The Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of January 28, 2006, the Company operated 786 dressbarn stores in 45 states and 510 maurices stores in 39 states. For more information, please visit www.dressbarn.com and www.maurices.com.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release are not historical in nature and are “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors as they relate to dressbarn’s operations that could cause actual results to differ materially from the information is readily available on our most recent report on Form 10-K for the year ending July 30, 2005 and Form 10-Q for the quarter ended October 29, 2005. Such factors as they relate to maurices include risks applicable to the retail apparel business in general and risks which may be applicable to maurices’ business. In addition, there are risks associated with the integration of two businesses.

CONTACT:	The Dress Barn, Inc.
Investor Relations
(845) 369-4600